Filed Pursuant to Rule 424(b)(5)

Registration No. 333-228121

Prospectus Supplement

(To Prospectus dated March 27, 2019)

Auris Medical Holding Ltd.

2,000,000 Common Shares

Auris Medical Holding Ltd. (“we,” “us,” “our” or the “Company”) is offering 2,000,000 common shares, par value CHF 0.01 per share, (the “Common Shares”) pursuant to this prospectus supplement and the accompanying prospectus. The Common Shares are being sold directly to certain institutional accredited investors pursuant to this prospectus supplement and the accompanying prospectus and a securities purchase agreement dated December 2, 2020. The 2,000,000 Common Shares are being sold at a purchase price of $4.00 per share.

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “EARS”. On December 1, 2020, the last reported sales price of our Common Shares on the Nasdaq Capital Market was $5.23 per share.

In offering Common Shares by the means of this prospectus supplement and the accompanying prospectus, we are relying on General Instruction I.B.5 of Form F-3, which limits the amount of Common Shares we can sell pursuant to the registration statement, of which this prospectus supplement and the accompanying prospectus are a part, to one-third of the market value of our Common Shares held by non-affiliates, or our public float, in any 12-month period. On the date of this prospectus supplement, our public float was $35,807,168.85, which was calculated based on 6,846,495 of our Common Shares outstanding and held by non-affiliates and a price of $5.23 per share, the closing price of our Common Shares on the Nasdaq Capital Market on December 1, 2020. We sold 1,628,827 Common Shares pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date of this prospectus supplement and the aggregate value of the Common Shares sold was $1,914,808.12.

We have retained A.G.P./Alliance Global Partners (“A.G.P.”) as exclusive placement agent for this offering (the “Placement Agent”). Except as otherwise disclosed in this prospectus supplement and the accompanying prospectus, the Placement Agent is not purchasing or selling any Common Shares offered by this prospectus supplement and the accompanying prospectus and is not required to arrange the purchase or sale of any specific number of shares or dollar amount, but will use its reasonable best efforts to arrange for the sale of the Common Shares offered. We refer you to the “Plan of Distribution” section on page S-9.

Investing in our securities involves a high degree of risk. Before making any decision to invest in our securities, you should carefully consider the information disclosed under “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as those risk factors contained or incorporated by reference to this prospectus supplement and the accompanying prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

There is no arrangement for funds to be received in escrow, trust or similar arrangement.

	Per Common Share	Total
Offering Price	$4.00	$8,000,000
Placement agent fees(1)	$0.28	$560,000
Proceeds, before expenses, to us	$3.72	$7,440,000

(1)	We have agreed to pay the Placement Agent an aggregate cash placement fee equal to 7% of the gross proceeds in this offering. In addition, we have agreed to reimburse the Placement Agent for certain offering-related expenses, as discussed under “Plan of Distribution” on page S-9 in this prospectus supplement.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our Common Shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our Common Shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein

The delivery of our Common Shares to purchasers in this offering is expected to be made on or about December 4, 2020, subject to customary closing conditions, without further notice to you.

Placement Agent

A.G.P.

The date of this prospectus supplement is December 2, 2020.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “Auris Medical Holding Ltd.,” “Auris Medical,” “Auris,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding AG (formerly Auris Medical AG), or Auris Medical (Switzerland), together with its subsidiaries, prior to our corporate reorganization by way of the merger of Auris Medical Holding AG into Auris Medical NewCo Holding AG (the “Merger”), a newly incorporated, wholly-owned Swiss subsidiary on March 13, 2018 (i.e. to the transferring entity), (ii) to Auris Medical Holding AG (formerly Auris Medical NewCo Holding AG), together with its subsidiaries after the Merger (i.e. to the surviving entity) and prior to the Redomestication (as defined below) and (iii) to Auris Medical Holding Ltd., a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical (Switzerland) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time at which Auris Medical (Switzerland) continued its corporate existence from Switzerland to Bermuda (the “Redomestication”), which occurred on March 18, 2019. The trademarks, trade names and service marks appearing in this prospectus supplement are property of their respective owners.

On May 1, 2019, the Company effected a one-for-twenty reverse share split (the “2019 Reverse Share Split”) of the Company’s issued and outstanding common shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus supplement have been retrospectively adjusted for the 2019 Reverse Share Split.

Unless indicated or the context otherwise requires, (i) all references in this prospectus supplement to our common shares as of any date prior to March 13, 2018 refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.40 per share (pre-2019 Reverse Share Split)) prior to the 10:1 “reverse share split” effected through the Merger, (ii) all references to our common shares as of, and after, March 13, 2018 and prior to the Redomestication refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.02 per share (pre-2019 Reverse Share Split)) after the 10:1 “reverse share split” effected through the Merger, (iii) all references to our common shares as of, and after, the Redomestication on March 18, 2019 refer to the common shares of Auris Medical (Bermuda) (having a par value of CHF 0.02 per share (pre-2019 Reverse Share Split)), (iv) the Company’s common shares on or after May 1, 2019, the date of the 2019 Reverse Share Split, have a par value of CHF 0.40 and (v) the Company’s common shares on or after June 30, 2020 have a par value of CHF 0.01.

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Placement Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Placement Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference herein or therein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is illegal.

ABOUT THIS PROSPECTUS SUPPLEMENT

All references to the terms “Auris,” the “Company,” “we,” “us” or “our” in this prospectus supplement refer to Auris Medical Holding Ltd., an exempted company limited by shares incorporated in Bermuda, and its consolidated subsidiaries, unless the context requires otherwise.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 (File No. 333-228121) that we filed with the Securities and Exchange Commission (“SEC”), utilizing the SEC’s “shelf” registration rules, on November 1, 2018, and that was declared effective on November 14, 2018 and amended as of March 27, 2019. This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Common Shares and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering.

This prospectus supplement and the documents incorporated herein may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus. You should read carefully this prospectus supplement, the accompanying prospectus and the additional detailed information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision.

You should rely on only the information contained in or incorporated by reference to this prospectus supplement and the accompanying prospectus relating to the offering described in this prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the respective dates on the front cover of those documents. Our business, financial condition, results of operations and prospectus may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties or covenants should not be relied on as accurately representing the current state of our affairs.

The financial statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Our consolidated financial statements are subject to the standards of the Public Company Accounting Oversight Board (United States) and the SEC independence standards. This may not be comparable to financial statements of United States (“U.S.”) companies.

We are not offering or selling the Common Shares offered herby in any jurisdiction or to any person if such offer or sale is not permitted by applicable law, rule or regulation.

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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain “forward-looking statements” made pursuant to the safe-harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, which reflect our current expectations regarding future events. All statements other than statements of historical facts included in or incorporated by reference into this prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Our forward-looking statements generally include statements about our plans, objectives, strategies and prospects regarding, among other things, our businesses, results of operations, liquidity and financial condition. In some cases, we have identified these forward-looking statements with words like “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue,” or the negative of these words or other words and terms of similar meaning. Known and unknown risks and uncertainties could cause our actual results to differ materially from those in forward-looking statements. Such risks include, but are not limited to, the following:

●	our operation as a development-stage company with limited operating history and a history of operating losses;

●	the COVID-19 “coronavirus” outbreak, which continues to evolve, and which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals;

●	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed, particularly in light of the global outbreak of the novel coronavirus, which continues to rapidly evolve;

●	the outcome of our review of strategic options and of any action that we may pursue as a result of such review;

●	our dependence on the success of AM-125, AM-201, Keyzilen® (AM-101) and Sonsuvi® (AM-111), which are still in clinical development, and AM-301, which is in pre-clinical development, may eventually prove to be unsuccessful;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects, particularly in light of the global outbreak of the novel coronavirus, which continues to rapidly evolve;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	the chance that we do not obtain orphan drug exclusivity for Sonsuvi®, which would allow our competitors to sell products that treat the same conditions;

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

S-iii

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationships with INSERM or Xigen and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to meet the continuing listing requirements of Nasdaq and remain listed on The Nasdaq Capital Market;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Risk factors” and in our most recent Annual Report on Form 20-F.

More detailed information about these and other factors is included under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in other documents incorporated herein by reference. Many of these factors are beyond our control. Future events may vary substantially from what we currently foresee. You should not place undue reliance on such forward-looking statements. We disavow and are under no obligation to update or alter such forward-looking statements whether as a result of new information, future results, events, developments or otherwise, unless required to do so by a governmental authority or applicable law. We advise you, however, to review any further disclosures we make on related subjects in our Form 20-F and reports on Form 6-K filed or furnished to the SEC.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary may not contain all of the information that you should consider before investing in our Common Shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus. See the “Risk Factors” section of this prospectus supplement beginning on page S-4 for a discussion of the risks involved in investing in our securities.

Our Company

We are a clinical-stage biopharmaceutical company focused on developing therapeutics that address important unmet medical needs in neurotology, rhinology and allergy and central nervous system disorders. We are focusing on the development of intranasal betahistine for the treatment of vertigo (AM-125, in Phase 2) and for the prevention of antipsychotic-induced weight gain and somnolence (AM-201, post Phase 1b). With AM-301, the Company is in pre-clinical development of a nasal spray for protection against airborne pathogens and allergens. In addition, we have two Phase 3 programs under development, subject to our ability to obtain non-dilutive funding or partnering: (i) Keyzilen® (AM-101), which is being developed for the treatment of acute inner ear tinnitus and (ii) Sonsuvi® (AM-111), which is being developed for the treatment of acute inner ear hearing loss. Sonsuvi® has been granted orphan drug status by the FDA and the EMA and has been granted fast track designation by the FDA.

Recent Developments

●	On December 1, 2020 the Company announced positive efficacy data from testing AM-301 in vitro. AM-301 is a drug-free nasal spray being developed by the Company’s affiliate Altamira Medica AG for protection against airborne pathogens and allergens. AM-301 was tested for its capability to prevent or mitigate SARS-CoV-2 infection of nasal epithelial cells, which are part of the nasal mucosa and the first barrier against continuously inhaled substances such as pathogens and allergens. The experiment was performed over four days on reconstituted human nasal epithelia, which are frequently used to study the effects of human respiratory viruses. In saline-treated control cultures, Sars-CoV-2 replicated efficiently, resulting in a rapid increase in viral titer (as measured by the Median Tissue Culture Infectious Dose, TCID50). In contrast, daily treatment with AM-301, beginning right before inoculation, showed effective protection against viral infection. 48 hours post-infection, average virus titers were 90.0% lower than those observed in controls (p<0.05). 72 hours and 96 hours post-infection, average virus titers were 99.2 and 99.4% lower, respectively (p<0.001). Even when unbound virus was not removed daily through apical washing, allowing the virus to accumulate in the culture for 4 days, the reduction in viral titer was 92.4% compared to saline-treated controls (p<0.001).

●	On September 8, 2020 the Company announced that it had initiated under product code AM-301 the development of a drug-free nasal spray for personal protection against airborne pathogens and allergens. AM-301 is a gel which works by forming a protective layer on the nasal mucosa, acting as a physical barrier against airborne pathogens and allergens. In addition, the composition serves to “trap” such particles and help with their discharge. Together, this is designed to reduce the risk of infection and promote alleviation of allergic symptoms. Testing the key component of AM-301 at various concentrations in a SARS-CoV-2 assay demonstrated a reduction in the viral infectious load of up to 99%. The Company intends to perform additional testing involving various pathogens and allergens. For development of AM-301, the Company set up a subsidiary, Altamira Medica AG (“Altamira”), which is based in Zug, Switzerland, and has a share capital of CHF 0.5 mn.

●	On September 3, 2020 the Company announced top-line data from Part A of the TRAVERS trial, which enrolled 33 patients suffering from vertigo following neurosurgery. The patients were treated with AM-125 at 1, 10 or 20 mg or placebo (3 x daily) for four weeks. At the highest dose of 20 mg, AM-125-treated patients improved their performance of the “Tandem Romberg” and the “Standing on Foam” balance tests from baseline to 14 days post-surgery (primary endpoint) on average 1.9 to 2.4 times more than placebo-treated patients (6.0 vs. 3.1 and 10.5 vs. 4.3 seconds, respectively). In contrast to placebo, the improvement from baseline was statistically significant for AM-125 20 mg and for all active dose groups, respectively (p<0.02 and p<0.01 to p<0.05, respectively). Based on the results from the interim analysis, the two highest doses, 10 and 20 mg, were selected by the Company to be tested against placebo in 72 patients in Part B of the trial. The improvement in the “Standing on Foam” test two weeks post-surgery will be the sole primary efficacy endpoint, whereas the improvement in the “Tandem Romberg” test six weeks post-surgery will be the key secondary efficacy endpoint.

●	On May 26, 2020, the Company reported top-line results from its Phase 1b trial in 80 healthy volunteers who were treated with oral olanzapine 10 mg and AM-201 at up to 30 mg or placebo 3x daily for four weeks. At the highest dose of 30 mg, the mean weight gain from baseline in AM-201-treated participants was 2.8 kg compared against 3.7 kg in control subjects; the primary efficacy endpoint of mean reduction in weight gain was 0.9 kg and statistically significant (p<0.02; n=81 with pre-specified Bayesian augmented controls).

Corporate Information

We are an exempted company limited by shares incorporated in Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through the Merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” On March 18, 2019, we continued our corporate existence from Switzerland to Bermuda. Our registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11.

On April 30, 2019, we announced a reverse share split (the “2019 Reverse Share Split”) of our Common Shares at a ratio of one-for-twenty. The 2019 Reverse Share Split took effect at 12:01 a.m. (Eastern Time) on May 1, 2019, and our Common Shares began to trade on a post-split basis at the market open on May 1, 2019. When the reverse stock split became effective, every 20 of our pre-split issued and outstanding Common Shares, par value 0.02 per share, were combined into one common share, par value CHF 0.40 per share. Effecting the 2019 Reverse Share Split reduced the number of our issued and outstanding Common Shares and also simultaneously adjusted outstanding options issued under our equity incentive plan and outstanding warrants to purchase Common Shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of Common Shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split.

On June 30, 2020, the reduction of the par value of each Common Share in issue from CHF 0.40 to CHF 0.01 (the “Reduction”), which Reduction was previously approved by our shareholders and Board of Directors, took effect.

We maintain a website at www.aurismedical.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or the SEC or the Commission, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Implications of Being a Foreign Private Issuer

We currently report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer, or FPI, status. Although we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

THE OFFERING

Issuer	Auris Medical Holding Ltd.

Securities offered by us pursuant to this prospectus supplement:	2,000,000 Common Shares, par value CHF 0.01 per share.

Offering Price:	$4.00 per share

Common Shares outstanding before this offering:	7,416,314 Common Shares(1)

Common Shares outstanding after this offering	9,416,314 Common Shares (1)

Use of proceeds:	We intend to use the net proceeds from the sale of our Common Shares under this prospectus supplement for working capital and general corporate purposes. Please see the section entitled “Use of Proceeds” on page S-6 of this prospectus supplement for a more detailed discussion.

Risk factors:	An investment in our Common Shares involve a high degree of risk. Please see the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors that you should consider carefully before making an investment decision.

Dividend policy:	We have never declared or paid any cash dividends on our Common Shares. We do not anticipate paying any cash dividends in the foreseeable future.

Nasdaq Capital Market symbol:	EARS

(1)	The number of Common Shares outstanding is based on 7,416,314 shares outstanding as of December 1, 2020, which excludes:

●	1,263,845 Common Shares issuable, but not yet issued, pursuant to exercise notices received on December 1, 2020 with respect to certain outstanding warrants issued in May 2019 (the “Exercised Warrants”) having an exercise price of CHF 4.34 per share;

●	737,000 Common Shares issuable, but not yet issued, pursuant to a conversion notice received on December 1, 2020 for the conversion of CHF 895,455 of principal amount under the convertible loan agreement (the “Loan Agreement”) with FiveT Capital Holding AG, as Lender, at a conversion rate of $1.35 per share, and up to approximately an additional 497,568 Common Shares issuable upon the conversion of the remaining outstanding balance under the Loan Agreement of CHF 604,545, assuming the same conversion rate of $1.35 per share;

●	2,407,382 Common Shares issuable upon the exercise of outstanding warrants (including the Exercised Warrants) at a weighted average exercise price of $10.21 per share; and

●	1,038,540 Common Shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.54 per share.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus supplement, together with all of the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risks described in our most recent Annual Report on Form 20-F and subsequent reports on Form 6-K furnished to the SEC, including our audited consolidated financial statements and corresponding management’s discussion and analysis. The risks mentioned below are presented as of the date of this prospectus supplement. For additional information, please see the sources described in “Where You Can Find More Information.”

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The trading price of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of each such document. We disavow and are under no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise, other than as required by applicable securities legislation.

Risks Relating to This Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

We intend to use the net proceeds from the sale of Common Shares by us in this offering for working capital and general corporate purposes. Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering, as described below in the section entitled “Use of Proceeds,” or in ways that do not necessarily improve our operating results or enhance the value of our Common Shares. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Our failure to use these funds effectively could have a material adverse effect on our business and could cause the price of our securities to decline.

Investors in this offering will suffer immediate and substantial dilution in the net tangible book value per Common Share.

Because the offering price for the Common Shares offered pursuant to this prospectus supplement is substantially higher than the net tangible book value of each outstanding Common Share, purchasers of Common Shares in this offering will experience immediate and substantial dilution on the book value basis. Based on the offering price of $4.00 per share and our as adjusted net tangible book value as of June 30, 2020 of $0.592 per share, if you purchase Common Shares in this offering you will suffer immediate and substantial dilution of approximately $3.408 per share. In addition, if the holders of outstanding options, warrants, or other securities convertible into our Common Shares exercise those options, warrants, or other such securities at prices below the offering price, you will incur further dilution. Please see the section entitled “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

We may require additional funding through further issuances of our Common Shares or other securities, which may negatively affect the market price of our Common Shares.

To operate our business, we may need to raise additional capital through sales of our Common Shares, securities exercisable for or convertible into our Common Shares or debt securities pursuant to which interest and/or principal payments may be satisfied through the issuance of our Common Shares. Future sales of such securities or our Common Shares could adversely affect the prevailing market price of our Common Shares and our ability to raise capital in the future, and may cause you to incur additional dilution.

We are not currently in compliance with the continued listing requirements for the Nasdaq Capital Market. If we do not regain compliance and continue to meet the continued listing requirements, our common stock may be delisted from the Nasdaq Capital Market, which could affect the market price and liquidity for our Common Shares and reduce our ability to raise additional capital.

Our Common Shares are listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, a requirement that our closing bid price be at least $1.00 per share, and that we hold an annual meeting of stockholders within twelve months of the end of our fiscal year.

On October 6, 2020, the we received a letter from the Listings Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the minimum bid price per Common Share was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). The Nasdaq notification letter does not result in the immediate delisting of the Company’s common shares, and the shares will continue to trade uninterrupted under the symbol “EARS.”

We have a compliance period of 180 calendar days (the “Compliance Period”) to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per Common Share is at least $1.00 for a minimum of 10 consecutive business days, Nasdaq will provide us with a written confirmation of compliance and the matter will be closed.

In the event the we do not regain compliance by the end of the Compliance Period, we may be eligible for an additional 180 days. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

If we fail to regain compliance with the minimum bid requirement or to meet the other applicable continued listing requirements for the Nasdaq Capital Market in the future and Nasdaq determines to delist our Common Shares, the delisting could adversely affect the market price and liquidity of our common stock and reduce our ability to raise additional capital. In addition, if our Common Shares delisted from Nasdaq and the trading price remains below $5.00 per share, trading in our common stock might also become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trade involving a stock defined as a “penny stock” (generally, any equity security not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions).

This offering is being conducted on a “best efforts” basis.

The Placement Agent is offering the Common Shares on a “best efforts” basis, and the Placement Agent is under no obligation to purchase any Common Shares for its own account. The Placement Agent is not required to sell any specific number or dollar amount of Common Shares in this offering but will use its best efforts to sell the Common Shares offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of Common Shares in this offering, after deducting Placement Agent fees and estimated offering expenses payable by us, will be approximately $7.3 million.

Except as otherwise provided in any free writing prospectus that we may authorize to be provided to you, we will retain broad discretion over the use of the net proceeds from the sale of the Common Shares offered by this prospectus supplement, and we may not use these proceeds in a manner desired by our shareholders. We intend to use the net proceeds of our sale of Common Shares under this prospectus supplement for working capital and general corporate purposes Such purposes may include research and development expenditures and capital expenditures. .

We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings. All expenses relating to an offering of Common Shares and any compensation paid to the Placement Agent, dealers or agents, as the case may be, will be paid out of our general funds or from the proceeds of any offering under this prospectus supplement or the accompanying prospectus.

DIVIDEND POLICY

We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our Common Shares will benefit in the foreseeable future only if our Common Shares appreciate in value.

Any future determination to declare and pay dividends to holders of our Common Shares will be made at the discretion of our board of directors, which may take into account several factors, including general economic conditions, our financial condition and results of operations, available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders and any other factors that our board of directors may deem relevant. In addition, pursuant to the Companies Act, a company may not declare or pay dividends if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws (the “Bye-laws”), each of our Common Shares is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preferred shares.

We are a holding company with no material direct operations. As a result, we would be dependent on dividends, other payments or loans from our subsidiaries in order to pay a dividend. Our subsidiaries are subject to legal requirements of their respective jurisdictions of organization that may restrict their paying dividends or other payments, or making loans, to us.

CONSOLIDATED CAPITALIZATION

The following table presents the number of our issued and outstanding Common Shares and our consolidated cash and cash equivalents and capitalization (defined as total debt and shareholders’ equity) as at June 30, 2020:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the sale by us in this offering of 2,000,000 Common Shares at a price per share of $4.00, after deducting estimated placement agent fees and estimated offering expenses payable by us.

Investors should read this table in conjunction with our unaudited consolidated financial statements as at June 30, 2020, and for the six-month periods ended June 30, 2020 and 2019, and the Management’s Discussion and Analysis thereon, each as incorporated by reference into this prospectus supplement, as well as “Use of Proceeds” in this prospectus supplement.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9467 to USD 1.00, the official exchange rate quoted as of June 30, 2020 by the U.S. Federal Reserve Bank. Such Swiss Franc amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on June 30, 2020 and have been provided solely for the convenience of the reader. On November 25, 2020, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.9090 to USD 1.00.

	June 30, 2020
	Actual	As Adjusted
	(in thousands of CHF except share and per share data)
Cash and cash equivalents(1)	40	6,989
Debt	50	50
Shareholders’ equity:
Share capital(1)
Common shares, par value CHF 0.01 per share; 5,059,084 Common Shares issued and outstanding on an actual basis, 7,059,084 Common Shares issued and outstanding on an as adjusted basis	51	71
Share premium	159,786	166,715
Foreign currency translation reserve	(11)	(11)
Accumulated deficit	(155,347)	(155,347)
Total shareholders’ equity attributable to owners of the company	4,479	11,428
Total capitalization	4,529	11,478

(1)	Since June 30, 2020, we have issued 2,357,230 of our Common Shares for an aggregate amount of $2.5 million. These subsequent issuances and the proceeds therefrom are not reflected in the table as they occurred after June 30, 2020.

The above discussion and table are based on 5,059,084 Common Shares outstanding as of June 30, 2020 and excludes:

●	753,385 of our Common Shares issuable upon the exercise of options outstanding as of June 30, 2020 at a weighted average exercise price of $1.76 per common share; and

●	2,407,382 Common Shares issuable upon the exercise of warrants outstanding as of June 30, 2020 at a weighted average exercise price of $10.21 per common share.

DILUTION

If you invest in our Common Shares, your interest will be diluted immediately to the extent of the difference between the offering price per share and the as-adjusted net tangible book value per Common Share after this offering.

The net tangible book value (deficit) of our Common Shares as of June 30, 2020 was approximately $(3.2) million, or approximately $(0.625) per Common Share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of our Common Shares outstanding as of June 30, 2020.

After giving effect to the sale by us in this offering of 2,000,000 Common Shares at a price per share of $4.00, after deducting estimated placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been approximately $4.2 million, or approximately $0.592 per Common Share. This represents an immediate increase in net tangible book value of approximately $1.217 per Common Share to our existing security holders and an immediate dilution in as adjusted net tangible book value of approximately $3.408 per Common Share to purchasers of Common Shares in this offering, as illustrated by the following table:

Offering price per Common Share		$4.000
Net tangible book value (deficit) per Common Share as of June 30, 2020	$(0.625)
Increase in net tangible book value per Common Share attributable to the offering	$1.217
As adjusted net tangible book value per Common Share after this offering		$0.592
Dilution per Common Share to new investors participating in this offering		$3.408
Percentage of dilution in net tangible book value per Common Share for investors in this offering		85%

The above discussion and table are based on 5,059,084 Common Shares outstanding as of June 30, 2020 and excludes:

●	753,385 of our Common Shares issuable upon the exercise of options outstanding as of June 30, 2020 at a weighted average exercise price of $1.76 per common share; and

●	2,407,382 Common Shares issuable upon the exercise of warrants outstanding as of June 30, 2020 at a weighted average exercise price of $10.21 per common share.

To the extent that outstanding options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Swiss Franc amounts have been translated into U.S. dollars at a rate of CHF 0.9467 to USD 1.00, the official exchange rate quoted as of June 30, 2020 by the U.S. Federal Reserve Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss Francs on June 30, 2020 and have been provided solely for the convenience of the reader.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of December 2, 2020, with A.G.P./Alliance Global Partners. Subject to the terms and conditions contained in the placement agency agreement, the Placement Agent has agreed to act as placement agent in connection with the sale of up to 2,000,000 of our Common Shares.

The Placement Agent may engage selected dealers to assist in the placement of the Common Shares. The Placement Agent is not purchasing or selling any of the Common Shares offered by us under this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Common Shares. The Placement Agent has agreed to use reasonable best efforts to arrange for the sale of the Common Shares.  There is no required minimum number of Common Shares that must be sold as a condition to completion of this offering. The purchase price for the Common Shares has been determined based upon arm’s-length negotiations between the investors and us.

The placement agency agreement provides that the obligations of the Placement Agent and the purchasers of the Common Shares are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates. The placement agency agreement also provides that we will indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and to contribute to payments the Placement Agent may be required to make in respect thereof..

We currently anticipate that the closing of the sale of the Common Shares offered hereby will be completed on or about December 4, 2020, subject to customary closing conditions.

Upon closing, we will deliver to each investor delivering funds the number of Common Shares purchased by such investor through the facilities of The Depository Trust Company.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the Placement Agent and any profit realized on the resale of the Common Shares sold by the Placement Agent while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Common Shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Fees and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to $560,000 representing 7% of the gross proceeds to us from the sale of the Common Shares in the offering. We have also agreed to reimburse the Placement Agent for certain fees and disbursements incurred by them in connection with this offering in an amount of up to $40,000.

The following table shows per share and total cash placement agent’s fees we will pay to the Placement Agent in connection with the sale our Common Shares pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the Common Shares offered hereby:

	Per Common Share	Total
Offering Price	$4.00	$8,000,000
Placement agent fees	$0.28	$560,000
Proceeds, before expenses, to us	$3.72	$7,440,000

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent cash transaction fee, will be approximately $100,000, which includes legal, accounting and printing costs, various other fees and the reimbursement of the placement agent expenses.

Nasdaq Listing

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “EARS.”

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus, or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus supplement and accompanying prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Other

The placement agency agreement and the securities purchase agreement are included as exhibits to a Report of Foreign Private Issuer on Form 6-K that we filed with the SEC and that is incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Determination of Offering Price

The offering price of the Common Shares we are offering was negotiated between us and the investors in the offering based on the trading of our Common Shares prior to the offering, among other things.

Restrictions and Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 60 days after the date of this prospectus supplement, without first obtaining the written consent of the Placement Agent. Specifically, these individuals have agreed, in part, not to:

●	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities; or

●	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed not to enter into any agreement to issue or announce the issuance or proposed issuance of any Common Shares or Common Shares equivalents for a period of 60 days following the closing of the offering, subject to certain customary exceptions, except that after 30 days from the closing of the offering we may transact under an “at-the-market” offering facility with A.G.P. and under the commitment purchase agreement, dated April 23, 2020, between the Company and Lincoln Park Capital Fund, LLC.

Relationships

The Placement Agent and its affiliates may have provided us and our affiliates in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the Placement Agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In particular, the Placement Agent served as our agent under the Sales Agreement, dated November 30, 2018, as amended, providing for an “at-the-market” offering of up to $3.25 million of Common Shares, for which the Placement Agent received customary fees.

LEGAL MATTERS

Certain legal matters relating to the offering of Common Shares under this prospectus supplement will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda, special Bermuda counsel to the Company, with respect to matters of Bermuda law and by Lowenstein Sandler LLP, New York, New York, with respect to matters of U.S. law. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Sullivan & Worcester LLP, New York, New York, with respect to U.S. law.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Auris Medical Holding Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2019 have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the retrospective adjustments for the effects of the reverse share splits described in Note 21 to the consolidated financial statements). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The current address of Deloitte AG is General Guisan-Quai 38, 8002 Zurich, Switzerland, phone number + (41) 58 279 60 00.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The materials we file with or furnish to the SEC are available to the public on the SEC’s Internet website at www.sec.gov. Those filings are also available to the public on our corporate website at www.aurismedical.com. Information contained on our website is not a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

This Prospectus forms part of a registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding us and our Securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or electronically at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed with or furnished to the SEC. For further information about us and the securities offered by this prospectus supplement, we refer you to the registration statement and its exhibits and schedules which may be obtained as described herein.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we subsequently file with or furnish to the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below into this prospectus supplement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the securities by this prospectus supplement is completed, including all filings made after the date of this prospectus supplement. We hereby incorporate by reference the documents listed below:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 16, 2020;

●	our Reports on Form 6-K furnished on April 23, 2020, June 5,.2020, July 2, 2020, September 8, 2020, September 11, 2020, September 17, 2020, October 9, 2020 (as amended by Form 6-K/A, furnished on September 17, 2020) and December 2, 2020; and

●	the description of our Common Shares contained in our Report on Form 6-K furnished on March 18, 2019, including any subsequent amendment or reports filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this prospectus supplement and deemed to be a part hereof after the date of this prospectus supplement, but before the termination of the offering by this prospectus supplement.

We will provide each person to whom this prospectus supplement is delivered a copy of all of the information that has been incorporated by reference into this prospectus supplement or the accompanying prospectus, but not delivered with this prospectus supplement and the accompanying prospectus. You may obtain copies of these filings, at no cost, by writing or telephoning us at:

Auris Medical Holding Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 295-5950

You should rely only on the information contained in this prospectus supplement, including information incorporated by reference as described above. We have not authorized anyone else to provide you with different information. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS

$100,000,000
Common Shares, Debt Securities, Warrants, Purchase Contracts and Units offered by the Company

AURIS MEDICAL HOLDING LTD.
(incorporated in Bermuda)

We may offer, from time to time, in one or more offerings, common shares, senior debt securities, subordinated debt securities, warrants, purchase contracts or units, which we collectively refer to as the “securities.” The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $100,000,000. We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 34.

Our common shares are listed on the Nasdaq Capital Market under the symbol “EARS.” On March 15, 2019, the last sale price of our common shares as reported by the Nasdaq Capital Market was $0.38 per common share. As of March 18, 2019, the aggregate market value of our outstanding common shares held by non-affiliates was approximately $11.9 million based on 37,495,859 outstanding common shares, of which approximately 31,284,920 common shares were held by non-affiliates. We have offered approximately $4.8 million of our common shares pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our common shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

The date of this prospectus is March 27, 2019.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any related prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Auris Medical Holding Ltd.” or “Auris,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding AG (formerly Auris Medical AG), or Auris Medical (Switzerland), together with its subsidiaries, prior to our corporate reorganization by way of the Merger (as defined below) on March 13, 2018 (i.e. to the transferring entity), (ii) to Auris Medical Holding AG (formerly Auris Medical NewCo Holding AG), together with its subsidiaries after the Merger (i.e. to the surviving entity) and prior to the Redomestication (as defined below) and (iii) to Auris Medical Holding Ltd., a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical (Switzerland) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time at which Auris Medical (Switzerland) continued its corporate existence from Switzerland to Bermuda (the “Redomestication”), which occurred March 18, 2019. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

On March 13, 2018, Auris NewCo Holding AG merged (the “Merger”) with Auris Medical Holding AG (“Auris OldCo”), a corporation (Aktiengesellschaft) organized in accordance with Swiss law and domiciled in Switzerland. The Merger took place following Auris OldCo shareholder approval at an extraordinary general meeting of shareholders held on March 12, 2018. Auris NewCo Holding AG changed its name to Auris Medical Holding AG following consummation of the Merger.

Unless indicated or the context otherwise requires, (i) all references in this prospectus to our common shares as of any date prior to March 13, 2018 refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.40 per share) prior to the 10:1 “reverse share split” effected through the Merger, (ii) all references to our common shares as of, and after, March 13, 2018 and prior to the Redomestication refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.02 per share) after the 10:1 “reverse share split” effected through the Merger and (iii) all references to our common shares as of, and after, the Redomestication on March 18, 2019 refer to the common shares of Auris Medical (Bermuda) (having a par value of CHF 0.02 per share).

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

Where You Can Find More Information

We file annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Special Note Regarding Forward-Looking Statements

This prospectus and the financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

●	our operation as a development-stage company with limited operating history and a history of operating losses;

●	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed;

●	the outcome of our review of strategic options and of any action that we may pursue as a result of such review;

●	our dependence on the success of AM-125, AM-201, Keyzilen® (AM-101) and Sonsuvi® (AM-111), which are still in clinical development, may eventually prove to be unsuccessful;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	the chance that we do not obtain orphan drug exclusivity for Sonsuvi®, which would allow our competitors to sell products that treat the same conditions;

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationships with INSERM or Xigen and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to meet the continuing listing requirements of Nasdaq and remain listed on The Nasdaq Capital Market;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors set forth in our most recent Annual Report on Form 20-F.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Auris Medical Holding LTD.

We are a clinical-stage biopharmaceutical company focused on the development of novel products that address important unmet medical needs in neurotology and central nervous system disorders. We are focusing on the development of intranasal betahistine for the treatment of vertigo (AM-125) and for the prevention of antipsychotic-induced weight gain and somnolence (AM-201). These programs have gone through two Phase 1 trials and will move into proof-of-concept studies in 2019. In addition, we have two Phase 3 programs under development: (i) Keyzilen® (AM-101), which is being developed for the treatment of acute inner ear tinnitus and (ii) Sonsuvi® (AM-111), which is being developed for the treatment of acute inner ear hearing loss. Sonsuvi® has been granted orphan drug status by the FDA and the EMA and has been granted fast track designation by the FDA.

We are an exempted company limited by shares incorporated in Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through the Merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” On March 18, 2019, we continued our corporate existence from Switzerland to Bermuda. Our registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11.

We maintain a website at www.aurismedical.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or SEC, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Risk Factors

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes and other business opportunities.

Description of Share Capital and BYE-LAWS

General

We are an exempted company incorporated under the laws of Bermuda. We began our current operations in 2003 as a corporation organized in accordance with Swiss law and domiciled in Switzerland under the name Auris Medical AG, and our name was changed to Auris Medical Holding AG on April 22, 2014. Following the Merger on March 13, 2018, the surviving entity was named Auris Medical Holding AG. Upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda on March 18, 2019, the Redomestication was effected and we continued in Bermuda pursuant to Section 132C of the Companies Act as a Bermuda company with the name “Auris Medical Holding Ltd.” Our registered office is located at Clarendon House 2 Church Street, Hamilton HM 11, Bermuda.

Our Memorandum of Continuance provides that the objects of our business are unrestricted, and we have the capacity, rights, powers and privileges of a natural person.

There have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company which have occurred during the last or current financial years.

Share Capital

As of March 18, 2019, our authorized share capital consisted of 200,000,000 common shares, par value CHF 0.02 per share, and 20,000,000 preference shares, par value CHF 0.02 per share, and there were 37,495,859 common shares issued and outstanding, excluding 992,777 common shares issuable upon exercise of options and 6,544,791 common shares issuable upon exercise of warrants, and no preference shares issued and outstanding. All of our issued and outstanding shares are fully paid.

Pursuant to our Bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by the Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preferred Shares

Pursuant to Bermuda law and our Bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us.

Dividend Rights

Under Bermuda law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Under our Bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two or more persons holding or representing issued and outstanding shares of the relevant class is present. Our Bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that it is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of our common shares may transfer title to all or any of his common shares by completing a form of transfer in the form set out in the Bye-laws (or as near thereto as circumstances admit) or in such other common form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Share Split and Reverse Share Split effected by consolidating our common shares

Our board of directors may in its absolute discretion and without further approval of shareholders divide, consolidate or sub-divide our share capital in any manner permitted by the Companies Act, including approving a reverse share split by consolidating our common shares (together with a corresponding increase in the par value thereof) in a ratio determined by the board of directors. Our Bye-laws also provide that upon an alteration or reduction of share capital where fractions of shares or some other difficult would arise, our board of directors may deal with or resolve the same in any manner as it thinks fit.

Meeting of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the members may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any member may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. The Bye-laws provide that the board of directors may convene an annual general meeting or a special general meeting. Under the Bye-laws, at least 14 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of our shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy issued and outstanding common shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association (or memorandum of continuance), including its objects and powers, and certain alterations to the memorandum of association (or memorandum of continuance). The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar of Companies in Bermuda a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our Bye-laws provide that our board shall consist of three directors or such greater number as the board may determine. Our board of directors will initially consist of five directors. Each director shall hold office for such term as the shareholders may determine or, in their absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

Any shareholder or shareholders holding or representing not less than 5% of the total voting rights wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to members or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to members or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our Bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law permits individual and corporate directors and there is no requirement in the Bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in the Bye-laws or Bermuda law that our directors must retire at a certain age.

The remuneration of our directors is determined by our board of directors, and there is no requirement that a specified number or percentage of  “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our Bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Amendment of Memorandum of Continuance and Bye-laws

Bermuda law provides that the memorandum of association (or memorandum of continuance) of a company may be amended by a resolution passed at a general meeting of shareholders. Our Bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of our shareholders. In the case of certain bye-laws, such as the Bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66 2∕3% of our directors then in office and of at least 66 2∕3% percent of the votes attaching to all shares in issue.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association (or memorandum of continuance) adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association (or memorandum of continuance) must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association (or memorandum of continuance) is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires an amalgamation or merger agreement that is approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Bye-laws provide that an amalgamation or a merger (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy issued and outstanding common voting shares. Any amalgamation or merger or other business combination (as defined in the Bye-laws) not approved by our board of directors must be approved by the holders of not less than 66 2∕3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our Bye-laws contain provisions regarding “business combinations” with “interested shareholders”. Pursuant to our Bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2∕3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

(1) By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of its shares (or any class of shares), representing in the aggregate a majority in number and at least 75% in value of the shares or class of shares present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

(2) If the acquiring party is a company it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

(3) Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Anti-Takeover Provisions

Two-thirds supermajority shareholder voting requirement: Our Bye-laws provide that, except to the extent that a proposal has received the prior approval of the board, the approval of an amalgamation, merger or consolidation with or into any other person shall require the affirmative vote of not less than 66 2∕3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Amendments to the Bye-laws: Our Bye-laws provide that no bye-law may be rescinded, altered or amended and no new bye-law may be made until the same has been approved by a resolution of the board and by a resolution of the shareholders. In the case of certain bye-laws, such as the Bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66 2∕3% of our directors then in office and of at least 66 2∕3% percent of the votes attaching to all shares in issue.

Limitations on the election of directors: Our Bye-laws provide that a person may be proposed for election or appointment as a director at a general meeting either by the board or by one or more shareholders holding our shares which in the aggregate carry not less than 5% of the voting rights in respect of the election of directors. In addition, unless a person is proposed for election or appointment as a director by the board, when a person is proposed for appointment or election as a director, written notice of the proposal must be given to us as follows. Where a director is to be appointed or elected: (1) at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made; and (2) at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association (or memorandum of continuance) or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our Bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The SEC has advised that the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our Bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Exchange controls

We have received consent under the Exchange Control Act 1972 from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq Capital Market. In granting such consent the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Registrar or Transfer Agent

A register of holders of the common shares will be maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register will be maintained in the United States by American Stock Transfer & Trust Company, LLC, who will serve as branch registrar and transfer agent.

Untraced Shareholders

Our Bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

We have received consent from the Bermuda Monetary Authority for the issue and free transferability of all of our common shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we will not be bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Stock Exchange Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “EARS.”

The Depository Trust Company

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

COMPARISON OF BERMUDA LAW AND DELAWARE LAW

The Bermuda laws applicable to Bermuda companies and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the provisions of the Companies Act applicable to our company and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at a general meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our Bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy issued and outstanding voting shares.

Our Bye-laws contain provisions regarding “business combinations” with “interested shareholders”. Pursuant to our Bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 and 2∕3rds% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Note that each share of an amalgamating or merging companies carries the right to vote in respect of an amalgamation or merger whether or not is otherwise carries the right to vote.

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our Bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	Our Bye-laws contain a provision that the board of directors has the power to determine the remuneration, if any, of the directors.

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.	Our Bye-laws provide that the directors shall hold office for such term as the shareholders may determine or, in their absence of such determination, until the next annual general meeting, or until their successors are elected or appointed or their office is otherwise vacated. Re-election is possible.

Classified boards are permitted.	Provision for staggered boards of directors may be included in a company’s bye-laws.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

●     any breach of a director’s duty of loyalty to the corporation or its shareholders;

●     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●     statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

●     any transaction from which the director derived an improper personal benefit.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	Our Bye-laws contain provisions that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

●     by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

●     by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

●     by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

●     by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: ● the duty of care; and ● the duty of loyalty.	At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	The Companies Act provides that shareholders may take action by written consent, expect in respect of the removal of an auditor from office before the expiry of his term or in respect of a resolution passed for the purpose of removing a director before the expiration of his term of office. A resolution in writing is passed when it is signed by the members of the company who at the date of the notice of the resolution represent such majority of votes as would be required if the resolution had been voted on at a meeting or when it is signed by all the members of the company or such other majority of members as may be provided by the bye-laws of the company.

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.	Shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Pursuant to our Bye-laws, any shareholder or shareholders holding or representing not less than 5% of the total voting rights wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election in accordance with the Bye-laws.

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. Our Bye-laws provide for a plurality of voting for elections of directors, and cumulative voting for elections of directors is not permitted.

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	Under our Bye-laws, a director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	There is no similar law in Bermuda. The Bye-laws contain provisions regarding “business combinations” with “interested shareholders” which are described above under “mergers and similar arrangements.”

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

A Bermuda company may be wound up by the Bermuda court on application presented by the company itself, its creditors (including contingent or prospective creditors) or its contributories. The Bermuda court has authority to order winding up in a number of specified circumstances including Where it is, in the opinion of the Bermuda court, just and equitable to do so.

A Bermuda company limited by shares may be wound up voluntarily when the shareholders so resolve in general meeting. In the case of a voluntary winding up, the company shall, from the commencement of the winding up, cease to carry on its business, except so far as may be required for the beneficial winding up thereof.

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	Under our Bye-laws, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing issued shares of the relevant class is present. Our Bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to our common shares will not be deemed to vary the rights attached to our common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Bermuda company’s memorandum of association and bye-laws may be amended by resolutions of the board of directors and the shareholders, subject to the company’s bye-laws.

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association/continuance, including its objects and powers, and certain alterations to the memorandum of association/continuance. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

●     out of its surplus, or

●     in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under Bermuda law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our Bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	The authorized share capital of a Bermuda company is determined by the company’s shareholders.

TAXATION

The following summary contains a description of the material Bermuda, Swiss and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares. The summary is based upon the tax laws of Bermuda and regulations thereunder, of Switzerland and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

Swiss Tax Considerations

This summary of material Swiss tax consequences is based on Swiss law and regulations and the practice of the Swiss tax administration as in effect on the date hereof, all of which are subject to change (or subject to changes in interpretation), possibly with retroactive effect. The summary does not purport to take into account the specific circumstances of any particular shareholder or potential investor and does not relate to persons in the business of buying and selling common shares or other securities. The summary is not intended to be, and should not be interpreted as, legal or tax advice to any particular potential shareholder/s, and no representation with respect to the tax consequences to any particular shareholder/s is made.

On September 28, 2018, the Swiss parliament approved the final draft of the Federal Act on Tax Reform and AHV Financing (“TRAF”). A public vote on the TRAF is planned to be held on May 19, 2019. The first measures could take place in 2020. Key measures of the reform are, inter alia, the abolition of the special tax treatment for cantonal status companies, which are no longer accepted internationally. Additionally, an increase of the partial taxation (Teilbesteuerung) for individual shareholders holding at least 10% shares in a company from 60% to 70% will likely be introduced on federal, cantonal and communal levels. Furthermore, TRAF provides for a repayment rule in the capital contribution principle according to which repayments of capital contribution reserves are only exempt from withholding and income tax if the company distributes taxable reserves to the same extent. However, the rule only applies to companies listed on a Swiss stock exchange. The rule also includes a partial liquidation rule in the event of the repurchase of our own shares. According to this rule, at least half of the corresponding liquidation surplus must be charged to the capital contribution reserves. If this rule is not respected, the amount of the capital contribution reserves is adjusted accordingly and the taxable portion of the liquidation surplus is reduced.

Current and prospective shareholders are advised to consult their own tax advisers in light of their particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for them in connection with the acquiring, owning and selling or otherwise disposing of common shares and receiving dividends and similar cash or in-kind distributions on common shares (including dividends on liquidation proceeds and stock dividends) or distributions on common shares based upon a capital reduction (Nennwertrückzahlungen) or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) and the consequences thereof under the tax laws, regulations and regulatory practices of Switzerland.

Taxation of Auris Medical Holding Ltd.

Auris Medical Holding Ltd. is a Swiss tax resident company, taxed as a holding company in the Canton of Zug. The Company is taxed at a current effective income tax rate of 7.83% (including direct federal as well as cantonal/communal taxes), whereby a participation relief applies to dividend income from qualifying subsidiaries, and a current annual capital tax rate of 0.003% which is levied on the net equity of the Company.

Assuming TRAF will be implemented, Auris Medical Holding Ltd. will lose its holding privilege at the cantonal/communal level as of January 1, 2020.

Taxation of Common Shares: Swiss Federal Withholding Tax on Dividends and Distributions

Dividend payments and similar cash or in-kind distributions on the common shares (including dividends on liquidation proceeds and stock dividends) that the Company makes to shareholders are subject to Swiss federal withholding tax (Verrechnungssteuer) at a rate of 35% on the gross amount of the dividend. The Company is required to withhold the Swiss federal withholding tax from the dividend and remit it to the Swiss Federal Tax Administration. Distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) are not subject to Swiss federal withholding tax.

The Swiss federal withholding tax may also apply to gains realized upon a repurchase of shares by the Company, on the difference between the repurchase price and the nominal value of the shares (Nennwertprinzip); a different basis of taxation may apply under the capital contribution principle (Kapitaleinlageprinzip). The Swiss federal withholding tax is refundable or creditable in full to a Swiss tax resident corporate and individual shareholder as well as to a non-Swiss tax resident corporate or individual shareholder who holds the common shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, if such person is the beneficial owner of the distribution and, in the case of a Swiss tax resident individual who holds the common shares as part of his private assets, duly reports the gross distribution received in his individual income tax return or, in the case of a person who holds the common shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, recognizes the gross dividend distribution for tax purposes as earnings in the income statements and reports the annual profit in the Swiss income tax return.

If a shareholder who is not a Swiss resident for tax purposes and does not hold the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes in Switzerland, receives a distribution from the Company, the shareholder may be entitled to a full or partial refund or credit of Swiss federal withholding tax incurred on a taxable distribution if the country in which such shareholder is resident for tax purposes has entered into a treaty for the avoidance of double taxation with Switzerland and the further prerequisites of the treaty for a refund have been met. Shareholders not resident in Switzerland should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund or credit) may differ from country to country.

Besides bilateral tax treaties, Switzerland has entered into an agreement with the European Union on the automatic exchange of information in tax matters (the “AEOI Agreement”) which provides for, inter alia, full withholding tax exemption of cross-border dividends, interest and royalties between related entities from EU member states to Switzerland and vice versa if the respective requirements of Article 9 AEOI Agreement are met.

Individual and Corporate Income Tax on Dividends

Swiss resident individuals holding the common shares as part of their private assets who receive dividends and similar distributions (including stock dividends and liquidation proceeds), which are not repayments of the nominal value (Nennwertrückzahlungen) of the common shares or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) are required to report such payments in their individual income tax returns and are liable to Swiss federal, cantonal and communal income taxes on any net taxable income for the relevant tax period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 60% of their value (Teilbesteuerung), if the investment amounts to at least 10% of nominal capital of the Company. Most Swiss cantons have introduced similar partial taxation measures at cantonal and communal levels.

Swiss resident individuals as well as non-Swiss resident individual taxpayers holding the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal individual or corporate income taxes, as the case may be, on any net taxable earnings accumulated (including the payment of dividends) for such period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 50% (Teilbesteuerung), if the investment is held in connection with the conduct of a trade or business or qualifies as an opted business asset (gewillkürtes Geschäftsvermögen) according to Swiss tax law and amounts to at least 10% of nominal capital of the Company. All cantons have introduced similar partial taxation measures at cantonal and communal levels.

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal corporate income taxes on any net taxable earnings accumulated for such period. Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland may be eligible for participation relief  (Beteiligungsabzug) in respect of dividends and distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) if the common shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million or represent at least 10% of the nominal capital of the Company or give entitlement to at least 10% of the profits and reserves of the Company, respectively.

Recipients of dividends and similar distributions on the common shares (including stock dividends and liquidation proceeds) who neither are residents of Switzerland nor during the current taxation year have engaged in a trade or business in Switzerland and who are not subject to taxation in Switzerland for any other reason are not subject to Swiss federal, cantonal or communal individual or corporate income taxes in respect of dividend payments and similar distributions because of the mere holding of the common shares.

Wealth and Annual Capital Tax on Holding of Common Shares

Swiss resident individuals holding the common shares as private assets are required to report their common shares as part of their wealth and will be subject to cantonal and communal wealth tax to the extent the aggregate taxable net wealth is allocable to Switzerland.

Individuals and corporate taxpayers holding the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to cantonal and communal annual capital tax on the taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Individuals and corporate taxpayers not resident in Switzerland for tax purposes and not holding the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to wealth or annual capital tax in Switzerland because of the mere holding of the common shares.

Capital Gains on Disposal of Common Shares

Swiss resident individuals who sell or otherwise dispose of the common shares realize a tax-free capital gain, or a non-deductible capital loss, as the case may be, provided that they hold the common shares as part of their private assets. Under certain circumstances, the sale proceeds may be requalified into taxable investment income (e.g., professional securities dealer, etc.).

Capital gains realized on the sale of the common shares held by Swiss resident individuals who do not hold the common shares as part of their private assets and Swiss resident corporate taxpayers, as well as non-Swiss resident individuals and corporate taxpayers holding the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be. This also applies to Swiss resident individuals who, for individual income tax purposes, are deemed to be professional securities dealers for reasons of, inter alia, frequent dealing and debt-financed purchases. Capital gains realized by resident individuals who hold the common shares as business assets might be entitled to reductions or partial taxations similar to those mentioned above for dividends (Teilbesteuerung) if certain conditions are met (e.g. holding period of at least one year and participation of at least 10% of nominal capital of the Company).

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares in connection with the conduct of a trade or business, through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize such capital gain in their income statements for the relevant tax period. Corporate taxpayers may qualify for participation relief on capital gains (Beteiligungsabzug), if the common shares sold during the tax period represent at least 10% of the Company’s share capital or if the common shares sold give entitlement to at least 10% of the Company’s profit and reserve and were held for at least one year. The tax relief applies to the difference between the sale proceeds of common shares by the Company and the initial costs of the participation (Gestehungskosten).

Individuals and corporations not resident in Switzerland for tax purposes and not holding the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to Swiss federal, cantonal and communal individual income or corporate income tax, as the case may be, on capital gains realized on the sale of the common shares.

Gift and Inheritance Tax

Transfers of common shares may be subject to cantonal and/or communal inheritance or gift taxes if the deceased or the donor or the recipient were resident in a Canton levying such taxes and, in international circumstances where residency requirements are satisfied, if the applicable tax treaty were to allocate the right to tax to Switzerland.

Swiss Issuance Stamp Duty

The Company is subject to paying to the Swiss Federal Tax Administration a 1% Swiss federal issuance stamp tax (Emissionsabgabe) on any increase of the nominal capital of the Company (with or without issuance of shares) or any other equity contributions received by the Company (regardless of whether or not any compensation is paid to the shareholder in connection with the contribution). Certain costs incurred in connection with the issuance of shares (if any) may be deductible. There are several exemptions from issuance stamp tax that may apply under certain circumstances (e.g., certain intercompany reorganizations).

Swiss Securities Transfer Tax

The purchase or sale (or other financial transfer) of the common shares, whether by Swiss residents or non-Swiss residents, may be subject to Swiss securities transfer tax of up to 0.15%, calculated on the purchase price or the proceeds if the purchase or sale occurs through or with a Swiss bank or other Swiss securities dealer as defined in the Swiss Federal Stamp Duty Act as an intermediary or party to the transaction unless an exemption applies.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (defined below) of owning and disposing of common shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the common shares. This discussion applies only to a U.S. Holder that holds common shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended, or the Code, known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	dealers or traders in securities who use a mark-to-market method of tax accounting;

●	persons holding common shares as part of a straddle, wash sale, or conversion transaction or persons entering into a constructive sale with respect to the common shares;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes;

●	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

●	persons that own or are deemed to own ten percent or more of the vote or value of our stock;

●	persons who acquired our common shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

●	persons holding shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the common shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a beneficial owner of common shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust with respect to which a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares in their particular circumstances.

Passive Foreign Investment Company Rules

We believe that we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our 2018 taxable year, and we expect to be a PFIC for our current taxable year and for the foreseeable future. In addition, we may, directly or indirectly, hold equity interests in other PFICs, or Lower-tier PFICs. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties and capital gains.

Under attribution rules, assuming we are a PFIC, U.S. Holders will be deemed to own their proportionate shares of Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. Holder has not received the proceeds of those distributions or dispositions.

If we are a PFIC for any taxable year during which a U.S. Holder holds our shares, the U.S. Holder may be subject to certain adverse tax consequences. Unless a U.S. Holder makes a timely “mark-to-market” election or “qualified electing fund” election, each as discussed below, gain recognized on a disposition (including, under certain circumstances, a pledge) of common shares by the U.S. Holder, or on an indirect disposition of shares of a Lower-tier PFIC, will be allocated ratably over the U.S. Holder’s holding period for the shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC, if any, will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. Holder on our common shares (or a distribution by a Lower-tier PFIC to its shareholder that is deemed to be received by a U.S. Holder) exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, the distribution will be subject to taxation in the same manner as gain, described immediately above.

If we are a PFIC for any year during which a U.S. Holder holds common shares, we generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds common shares, even if we cease to meet the threshold requirements for PFIC status. U.S. Holders should consult their tax advisers regarding the potential availability of a “deemed sale” election that would allow them to eliminate this continuing PFIC status under certain circumstances.

If our common shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to the shares that would result in tax treatment different from the general tax treatment for PFICs described above. Our common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the common shares is traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, on which the common shares are currently listed, is a qualified exchange for this purpose. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances and the consequences to them if the common shares are delisted from Nasdaq (see “Risk Factors”). In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their common shares given that we may have Lower-tier PFICs for which a mark-to-market election may not be available.

If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on a sale or other disposition of common shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Distributions paid on common shares will be treated as discussed below under “Taxation of Distributions.” Once made, the election cannot be revoked without the consent of the Internal Revenue Service unless the common shares cease to be marketable.

Alternatively, a U.S. Holder can make an election, if we provide the necessary information, to treat us and each Lower-tier PFIC as a qualified electing fund (a “QEF Election”) in the first taxable year that we (and each Lower-tier PFIC) are treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Elected Fund) for each PFIC to its timely filed U.S. federal income tax return. Upon request of a U.S. Holder, we will provide the information necessary for a U.S. Holder to make a QEF Election with respect to us and will use commercially reasonable efforts to cause each Lower-tier PFIC that we control to provide such information with respect to such Lower-tier PFIC. However, no assurance can be given that such QEF Election information will be available for any Lower-tier PFIC and we cannot guarantee that we will continue to provide such determination or information for future years.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election will not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its common shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the common shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of common shares in an amount equal to the difference between the amount realized and its adjusted tax basis in the common shares. U.S. Holders should note that if they make QEF Elections with respect to us and Lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their common shares for any taxable year significantly in excess of any cash distributions (which may be zero) received on the shares for such taxable year. U.S. Holders should consult their tax advisers regarding making QEF Elections in their particular circumstances.

Furthermore, if with respect to a particular U.S. Holder we are treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the preferential dividend rate with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares, such U.S. Holder will be required to file an annual information report with respect to the company and any Lower-tier PFIC, generally with such U.S. Holder’s U.S. Federal income tax return on IRS Form 8621.

U.S. Holders should consult their tax advisers concerning our PFIC status and the tax considerations relevant to an investment in a PFIC.

Taxation of Distributions

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common shares. In the event that we do make distributions of cash or other property, subject to the PFIC rules described above, distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. The U.S. dollar amount of any dividend will be treated as foreign-source dividend income to U.S.

Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. In light of the discussion in “—Passive Foreign Investment Company Rules” above, non-corporate U.S. Holders should expect that any dividends will not constitute “qualified dividend income” eligible for preferential tax rates. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in a non-U.S. currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Sale or Other Disposition of Common Shares

Subject to the PFIC rules described above, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our common shares, or non-U.S. financial accounts through which they are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the common shares.

Description of Debt Securities

The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our common shares. The debt securities will be issued under one or more separate indentures between us and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to individually as an indenture and collectively as the indentures. Each of the senior debt trustee and the subordinated debt trustee is referred to individually as a trustee and collectively as the trustees. The material terms of any indenture will be set forth in the applicable prospectus supplement.

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indenture and subordinated indenture are substantially identical, except for the provisions relating to subordination.

Neither indenture will limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered. These terms will include some or all of the following:

●	classification as senior or subordinated debt securities;

●	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

●	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

●	the designation, aggregate principal amount and authorized denominations;

●	the date or dates on which the principal of the debt securities may be payable;

●	the rate or rates (which may be fixed or variable) per annum at which the debt securities shall bear interest, if any;

●	the date or dates from which such interest shall accrue, on which such interest shall be payable, and on which a record shall be taken for the determination of holders of the debt securities to whom interest is payable;

●	the place or places where the principal and interest shall be payable;

●	our right, if any, to redeem the debt securities, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions upon which such debt securities may be so redeemed, pursuant to any sinking fund or otherwise;

●	our obligation, if any, of the Company to redeem, purchase or repay any debt securities pursuant to any mandatory redemption, sinking fund or other provisions or at the option of a holder of the debt securities;

●	if other than denominations of $2,000 and any higher integral multiple of $1,000, the denominations in which the debt securities will be issuable;

●	if other than the currency of the United States, the currency or currencies, in which payment of the principal and interest shall be payable;

●	whether the debt securities will be issued in the form of global securities;

●	provisions, if any, for the defeasance of the debt securities;

●	any U.S. federal income tax consequences; and

●	other specific terms, including any deletions from, modifications of or additions to the events of default or covenants described below or in the applicable indenture.

Senior Debt

We will issue under the senior indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all our other unsecured and unsubordinated debt.

Subordinated Debt

We will issue under the subordinated indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all our “senior indebtedness.” “Senior indebtedness” is defined in the subordinated indenture and generally includes obligations of, or guaranteed by, us for borrowed money, or as evidenced by bonds, debentures, notes or other similar instruments, or in respect of letters of credit or other similar instruments, or to pay the deferred purchase price of property or services, or as a lessee under capital leases, or as secured by a lien on any asset of ours. “Senior indebtedness” does not include the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to, or pari passu with, the subordinated debt securities. In general, the holders of all senior indebtedness are first entitled to receive payment in full of such senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

●	subject to Swiss law, any insolvency or bankruptcy proceedings, or any receivership, dissolution, winding up, total or partial liquidation, reorganization or other similar proceedings in respect of us or a substantial part of our property, whether voluntary or involuntary;

●	(i) a default having occurred with respect to the payment of principal or interest on or other monetary amounts due and payable with respect to any senior indebtedness or (ii) an event of default (other than a default described in clause (i) above) having occurred with respect to any senior indebtedness that permits the holder or holders of such senior indebtedness to accelerate the maturity of such senior indebtedness. Such a default or event of default must have continued beyond the period of grace, if any, provided in respect of such default or event of default, and such a default or event of default shall not have been cured or waived or shall not have ceased to exist; and ·

●	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the subordinated indenture. This declaration must not have been rescinded and annulled as provided in the subordinated indenture.

Authentication and Delivery

We will deliver the debt securities to the trustee for authentication, and the trustee will authenticate and deliver the debt securities upon our written order.

Events of Default

When we use the term “Event of Default” in the indentures with respect to the debt securities of any series, set forth below are some examples of what we mean:

(1)	default in the payment of the principal on the debt securities when it becomes due and payable at maturity or otherwise;

(2)	default in the payment of interest on the debt securities when it becomes due and payable, and such default continues for a period of 30 days;

(3)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clauses (1) or (2) above) and the default or breach continues for a period of 90 consecutive days or more after written notice to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of all series affected thereby;

(4)	the occurrence of certain events of bankruptcy, insolvency, or similar proceedings with respect to us or any substantial part of our property; or

(5)	any other Events of Default that may be set forth in the applicable prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) above) with respect to the debt securities of any series then outstanding occurs and is continuing, then either the trustee or the holders of not less than 25% in principal amount of the securities of all such series then outstanding in respect of which an Event of Default has occurred may by notice in writing to us declare the entire principal amount of all debt securities of the affected series, and accrued interest, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

If an Event of Default described in clause (4) above occurs and is continuing, then the principal amount of all the debt securities then outstanding and accrued interest shall be and become due immediately and payable without any declaration, notice or other action by any holder of the debt securities or the trustee.

The trustee will, within 90 days after the occurrence of any default actually known to it, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Satisfaction, Discharge and Defeasance

We may discharge our obligations under each indenture, except as to:

●	the rights of registration of transfer and exchange of debt securities, and our right of optional redemption, if any;

●	substitution of mutilated, defaced, destroyed, lost or stolen debt securities;

●	the rights of holders of the debt securities to receive payments of principal and interest;

●	the rights, obligations and immunities of the trustee; and

●	the rights of the holders of the debt securities as beneficiaries with respect to the property deposited with the trustee payable to them (as described below);

when:

●	either:

●	all debt securities of any series issued that have been authenticated and delivered have been delivered by us to the trustee for cancellation; or

●	all the debt securities of any series issued that have not been delivered by us to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of such series not delivered to the trustee for cancellation, including principal and interest due or to become due on or prior to such date of maturity or redemption;

●	we have paid or caused to be paid all other sums then due and payable under such indenture; and ·

●	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

In addition, unless the applicable prospectus supplement and supplemental indenture otherwise provide, we may elect either (i) to have our obligations under each indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”) or (ii) to be released from our obligations under each indenture with respect to certain covenants applicable to the outstanding debt securities of any series (“covenant defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under such indenture and covenant defeasance means that we will no longer be required to comply with the obligations with respect to such covenants (and an omission to comply with such obligations will not constitute a default or event of default).

In order to exercise legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

●	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

●	money in an amount;

●	U.S. government obligations; or ·

●	a combination of money and U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal and interest at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, the redemption date;

●	we have delivered to the trustee an opinion of counsel stating that, under then applicable U.S. federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same federal income tax as would be the case if the defeasance did not occur;

●	no default relating to bankruptcy or insolvency and, in the case of a covenant defeasance, no other default has occurred and is continuing at any time;

●	if at such time the debt securities of such series are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such defeasance; and ·

●	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance have been complied with.

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Description of Warrants

We may issue warrants to purchase debt securities, common shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between our company and a warrant agent that we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

●	the title of the warrants;

●	the aggregate number of warrants offered;

●	the designation, number and terms of the debt securities, common shares or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

●	the exercise price of the warrants;

●	the dates or periods during which the warrants are exercisable;

●	the designation and terms of any securities with which the warrants are issued;

●	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

●	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

●	any minimum or maximum amount of warrants that may be exercised at any one time;

●	any terms relating to the modification of the warrants;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

●	any other specific terms of the warrants.

The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of Purchase Contracts

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more common shares, debt securities, warrants, purchase contracts or any combination of such securities. The applicable prospectus supplement will describe:

●	the terms of the units and of the common shares, debt securities, warrants and/ or purchase contracts comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Forms of Securities

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Auris Medical Holding Ltd., its affiliates, the trustees, the warrant agents, the unit agents or any other agent of Auris Medical Holding Ltd., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of Distribution

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser;

●	through agents;

●	in “at the market” offerings, within the meaning of the Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of such securities and the proceeds to be received by us, if any;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

●	negotiated transactions;

●	at a fixed public offering price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common shares, which are listed on Nasdaq Capital Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018;

●	our Report on Form 6-K furnished on March 18, 2019; and

●	the description of our common shares contained in our Report on Form 6-K furnished on March 18, 2019, including any subsequent amendment or reports filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Auris Medical Holding Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda or via telephone at (441) 295-5950.

Enforcement of Civil Liabilities

Auris Medical Holding Ltd. is a Bermuda exempted company. As a result, the rights of holders of its common shares will be governed by Bermuda law and its memorandum of continuation and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Expenses

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount To Be Paid
SEC registration fee		$12,122
FINRA filing fee	$	*
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be provided by a prospectus supplement or a Report on Form 6-K that is incorporated by reference into this prospectus.

Legal Matters

The validity of our common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain matters of U.S. federal and New York State law will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

Experts

The consolidated financial statements incorporated in this prospectus by reference from Auris Medical Holding Ltd. (formerly Auris Medical Holding AG)’s Annual Report on Form 20-F for the year ended December 31, 2018 have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the retrospective adjustments for the effects of the reverse share split described in Note 21 to the consolidated financial statements). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The current address of Deloitte AG is General Guisan-Quai 38, 8002 Zurich, Switzerland, phone number +(41) 58 279 60 00.

2,000,000 Common Shares

PROSPECTUS SUPPLEMENT

A.G.P.

December 2, 2020